Hickory Tech Corporation
221 East Hickory Street
P.O. Box 3248
Mankato, MN 56002-3248

Notice of Annual Meeting
Of Shareholders to be held
Monday, April 8, 1996

The Annual Meeting of the Shareholders of Hickory Tech Corporation, a Minnesota corporation (the "Company"), will be held at the Holiday Inn located at 101 Main Street, Mankato, Minnesota, on Monday, April 8, 1996, at 2:00 p.m., Mankato time, for the following purposes:

1. To elect three directors to serve for ensuing three-year terms;
2. To approve the amendment of the 1993 Stock Award Plan;
3. To confirm the Board of Directors' selection of Olsen Thielen & Co., Ltd. as the Company's auditors for 1996; and
4. To transact such other business as may properly come before the meeting or at any adjournment thereof.

The Board of Directors has fixed the close of business on Friday, March 1, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By order of the
Board of Directors
Hickory Tech corporation

/S/David A. Christensen
David A. Christensen, Secretary
Mankato, Minnesota
March 15, 1996


IMPORTANT

IF YOU DO NOT PLAN TO ATTEND THIS MEETING, PLEASE VOTE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY, USING FOR THAT PURPOSE THE ACCOMPANYING ENVELOPE, FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU ARE URGED TO SIGN AND RETURN YOUR PROXY WITHOUT DELAY TO ENSURE ITS ARRIVAL IN TIME FOR THE MEETING.

ADDITIONAL COPIES OF THIS NOTICE, THE RELATED PROXY STATEMENT AND ADDITIONAL PROXY FORMS MAY BE OBTAINED FROM THE SECRETARY, HICKORY TECH CORPORATION, 221 EAST HICKORY STREET, P.O. BOX 3248, MANKATO, MINNESOTA 56002-3248. TELEPHONE NUMBER (507) 387-3355 OR (800) 326-5789.


Hickory Tech Corporation
221 East Hickory Street
P.O. Box 3248
Mankato, MN 56002-3248

March 15, 1996

Proxy Statement

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MONDAY, APRIL 8, 1996

SOLICITATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Hickory Tech Corporation, a Minnesota corporation (the Company), for use at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn located at 101 Main Street, Mankato, Minnesota, on Monday, April 8, 1996, at 2:00 p.m. (Mankato time) or at any adjournment thereof. All properly executed proxies will be voted at the meeting. This proxy statement and the enclosed proxy card are being mailed to shareholders on or about March 15, 1996.

REVOCABILITY OF PROXY

A shareholder's proxy may be revoked by a shareholder at any time before it is exercised by filing a later dated proxy or a written notice of revocation with the Company's secretary, or by voting in person at the meeting.

FINANCIAL STATEMENTS

The Annual Report for the Company for the calendar year 1995, including financial statements, is separately enclosed in the envelope with this proxy statement.

VOTING

Each shareholder of record at the close of business on March 1, 1996, is entitled to one vote for each share of common stock held. As of that date, 5,121,873 shares were outstanding.

For each share held, shareholders may cast one vote for each proposal identified on the proxy card. For each share held, shareholders may cast one vote for each of three directorships to be filled at this meeting. If you do not wish your shares to be voted for a particular nominee, please so indicate in the space provided on the proxy card.

Abstentions and broker non-votes will be counted as present or represented at the meeting for purposes of determining whether a quorum exists. However, abstentions and broker non-votes with respect to any matter brought to a vote will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained and, therefore, will have no effect on the outcome on any such matter. A majority of the shares present or represented at the meeting is required for approval of the proposals.

ITEMS REQUIRING YOUR CONSIDERATION

The following three items in this proxy statement require your consideration and approval:

1. Election of three directors for three-year terms.
2. Approval of amendment to 1993 Stock Award Plan to allow all employees of the Company and its subsidiaries to receive awards under the Plan. Participation in the Plan is currently limited to officers of the Company.
3. Confirmation of the selection of Olsen Thielen & Co., Ltd. as the Company's auditors for 1996.

THREE DIRECTORS WILL BE ELECTED AT THE ANNUAL MEETING FOR THREE-YEAR TERMS

The terms of directors Robert D. Alton, Jr., Robert K. Else and R. Wynn Kearney, Jr. expire this year and they are nominees. The term of Thomas R. Borchert expired in 1994. The Board of Directors is in the process of searching for a candidate for that directorship and does not have a nominee at this time. Proxies may not be voted for more than three nominees.

MEMBERS OF THE BOARD AND NOMINEES

ROBERT D. ALTON, JR. has served as a director since 1993. His present term expires this year and he is a nominee. Mr. Alton became President and Chief Executive Officer of the Company in 1993. Mr. Alton, age 47, is the former President of Telephone Operations of Contel Corporation and was employed in various executive and financial capacities at Contel Corporation for twenty-one years.

LYLE T. BOSACKER has served as a director since 1988. His present term expires in 1997. Mr. Bosacker, age 53, is a management consultant and President of CEO Advisors, Inc. Mr. Bosacker served as the Director of Corporate Information Services for International Multifoods from 1991 to 1993 and as its Director of Corporate Information Systems Planning from 1987 to 1991.

ROBERT K. ELSE has served as a director since 1990. His present term expires this year and he is a nominee. Mr. Else, age 60, has been the President of EI Microcircuits, Inc. in Mankato, Minnesota, since 1984. EI Microcircuits manufactures and assembles electronic circuit boards.

JAMES H. HOLDREGE has served as a director since 1992. His present term expires in 1998. Mr. Holdrege, age 57, has been the General Manager of KATO Engineering Division Reliance Electric Co. since 1984. KATO Engineering is a manufacturer of synchronous generators, power conditioning equipment and associated controls.

LYLE G. JACOBSON has served as a director since 1989. His present term expires in 1998. Mr. Jacobson, age 54, has been the President and Chief Executive Officer of Katolight Corporation in Mankato, Minnesota, since 1985. Katolight Corporation is a manufacturer of emergency electrical generator sets and controls.

R. WYNN KEARNEY, JR. has served as a director since 1993. His present term expires this year and he is a nominee. Dr. Kearney, age 52, has been in private practice with the Orthopaedic & Fracture Clinic, P.A., in Mankato, Minnesota, since 1972 and is a staff physician with the Department of Orthopaedic Surgery at Immanuel-St. Joseph's Hospital in Mankato, Minnesota. Dr. Kearney is also a director of Exactech, Inc. of Gainesville, Florida.

STARR J. KIRKLIN has served as a director since 1989. His present term expires in 1998. Mr. Kirklin, age 59, has been with First Bank System, Inc. since 1964 and has served as President of First Bank Mankato since 1978. Mr. Kirklin is a director of Valley Opportunities Incorporated, a registered investment company.*

BRETT M. TAYLOR, JR. has served as a director since 1970. His present term expires in 1997. Mr. Taylor, age 66, is the retired Chairman of Brett's Department Stores, Co. and previously served as its President from 1971 to 1987.

*Mr. Kirklin is an "interested person" within the meaning of Section 2(a) of the Investment Company Act of 1940. First Bank Mankato owns 3.7% of the voting stock of Valley Opportunities Incorporated. Mr. Kirklin serves as a director of Computoservice, Inc. and Mankato Citizens Telephone Company. The Company and these subsidiaries of the Company own 11.4% of the voting stock of Valley Opportunities Incorporated.

SECURITY OWNERSHIP OF MANAGEMENT

Directors, nominees and named executive officers of the Company own the following securities of the Company:
Name of                                     Amount & Nature of      Percent of
Beneficial Owner                           Beneficial Ownership    Common Stock

Robert D. Alton, Jr.                            9,377 (a)                 *
Lyle T. Bosacker                              114,702 (b)                 2.2%
Robert K. Else                                  2,488                     *
James H. Holdrege                                 738                     *
Lyle G. Jacobson                                7,326 (c)                 *
R. Wynn Kearney, Jr.                           21,711 (d)                 *
Starr J. Kirklin                                  888                     *
Brett M. Taylor, Jr.                           30,187 (e)                 *
Jon L. Anderson                                   323                     *
Thomas R. Borchert                              3,857 (a)                 *
David A. Christensen                            2,931 (a)                 *
David H. Rowley                                   968 (f)                 *

All directors and executive officers
as a group(14 persons including those
officers not listed above)                    195,878 (a)                 3.8%

* Less than 1%
(a) Includes shares which may be acquired within sixty (60) days after March 15, 1996 through the exercise of stock options. The persons who have such options and the number of shares which may be so acquired are as follows: Mr. Alton, 5,263; Mr. Borchert, 2,721 and Mr. Christensen, 2,129.
(b) Includes 113,702 shares held by Mrs. Bosacker.
(c) Includes 6,588 shares held by Mrs. Jacobson.
(d) Includes 3,306 shares held in a profit sharing trust.
(e) Includes 17,182 shares held in a partnership, 11,816 shares in a trust for which Mr. Taylor is co-trustee and 700 shares held by Mrs. Taylor.
(f) Includes 668 shares held in a family trust.

OTHER EXECUTIVE OFFICERS

JON L. ANDERSON, age 42, has served as a Vice President since 1995. Mr. Anderson has served as President of Collins Communications Systems Co. since 1994 and was its Vice President and General Manager from 1991 to 1994.

DAVID A. CHRISTENSEN, age 43, has served as Secretary since 1993, Vice President and Chief Financial Officer since 1989, Treasurer since 1986 and as Controller since 1979.

THOMAS R. BORCHERT, age 59, has served as a Vice President since 1986. Mr. Borchert has served as President of Mankato Citizens Telephone Company since 1984.

MARY T. JACOBS, age 38, was appointed a Vice President in January, 1996 and has been the Director of Human Resources since 1993. Ms. Jacobs was the Director of Human Resources at Pueringer/Multifoods from 1991 to 1993. Pueringer/Multifoods is a food service distributor.

BRUCE H. MALMGREN, age 51, has served as a Vice President of the Company and as President of Computoservice, Inc. since 1995. Mr. Malmgren was Senior Vice President of Sales and Marketing and National Sales Manager for Dataserv, Inc. from 1992 to 1995. Dataserv, Inc. provides technical services for commercial personal computer systems. From 1990 to 1992, Mr. Malmgren was Vice President of Sales and Marketing for Facility Systems, Inc., a provider of business furniture and design systems. Prior to this, beginning in 1968, Mr. Malmgren held various sales & managerial positions in Xerox Corporation.

DAVID H. ROWLEY, age 55, has served as a Vice President since 1995 and President of Digital Techniques, Inc. since 1993. Mr. Rowley served as an Assistant Vice President for GTE Corp from 1991 to 1993. GTE Corp provides local and long distance telephone services.

There are no present family relationships between the executive officers, nor between the executive officers and the directors.


SECTION 16(a) REPORTING DELINQUENCIES

As required by the Securities and Exchange Commission (SEC), Robert D. Alton, Jr., David A. Christensen and Thomas R. Borchert filed SEC Form 5's for the 1995 fiscal year regarding their failure to file SEC Form 4's in 1993, 1994 and 1995 reporting the stock options granted to them by the 1993, 1994 and 1995 Stock Award Programs and their potential participation in the pools of shares established by those Programs that may be distributed, provided financial goals are met by the Company and its subsidiaries over a three year period commencing with the date of the respective Programs.

The options granted to the parties and their potential participation in the various pools of shares were reported in the proxy statement for the annual meetings held in 1994 and 1995 and in this proxy statement.

REMUNERATION OF EXECUTIVE OFFICERS

The remuneration paid or accrued to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company whose aggregate remuneration exceeded $100,000 in 1995 is as follows:

SUMMARY COMPENSATION TABLE
                                                                                Long Term Compensation
                                        Annual Compensation                     Awards

                                                                                Restricted            Securities     All
Name and                                                                        Stock                 Underlying     Other
Principal                                                                       Awards                Options/       Compensation
Position                                Year       Salary($)      Bonus($)(3)   ($)                   SARs (#)       ($)(6)
ROBERT D. ALTON, JR.                    1995       $ 205,800 (1)  $ 113,740     $ 41,339 (5)          3,486          $  8,625
Director, Chairman,                     1994       $ 194,775 (1)  $  87,990     $ 39,124 (5)          3,092          $  8,295
President and Chief                     1993       $ 183,750 (1)        N/A     $ 38,038 (4)          3,201          $ 32,230 (7)
Executive Officer

THOMAS R. BORCHERT                      1995       $ 147,900      $  83,182     $ 20,795 (5)            1,754              $  8,177
Vice President                          1994       $ 142,200      $  62,237     $ 19,994 (5)            1,580              $  7,880
                                        1993       $ 138,759 (2)  $  71,159     $ 19,220 (4)            1,667              $  6,389

DAVID A. CHRISTENSEN                    1995       $ 118,500      $  51,139     $ 16,662 (5)            1,405              $  6,511
Vice President,                         1994       $ 112,000      $  39,959     $ 15,748 (5)            1,244              $  1,492
Chief Financial                         1993       $ 107,939 (2)  $  43,161     $ 15,375 (4)            1,299              $  1,387
Officer, Secretary
and Treasurer

DAVID H. ROWLEY                         1995       $ 104,500      $   64,333    N/A                     N/A                N/A
Vice President

JON L. ANDERSON                         1995       $  95,000      $   43,910    N/A                     N/A                $  5,457
Vice President

(1) Includes deferred compensation of $8,750 in 1993, $9,275 in 1994 and $9,800 in 1995 pursuant to a Supplemental Retirement Agreement with the Company. Each year Mr. Alton accrues benefits equal to five percent (5%) of his base salary. This accumulation of benefits will occur for a maximum of ten (10) years of service commencing January 1, 1993. Benefits are paid upon termination of employment commencing on the earlier of Mr. Alton's 62nd birthday or his date of death.
(2) Includes deferred compensation of $15,000 for Mr. Borchert and $10,000 for Mr. Christensen pursuant to Supplemental Retirement Agreements with Mankato Citizens Telephone Company. The Supplemental Retirement Agreements provide for payments commencing upon termination of employment of $15,000 and $10,000, respectively for each year of service commencing January 1, 1984, up to a maximum of ten (10) years.
(3) The Company and its subsidiaries have an Executive Incentive Plan whereby key executives may receive additional compensation based on annual performance and set goals of the Company, its subsidiaries and the individual executive. In addition to cash compensation, each executive receives a performance award equal to one-half of the cash compensation. The cash award and the performance award credit are shown in this column. The performance award is credited to the executive's performance account. The performance account is annually credited with interest equal to the rate for a ten year Treasury Bond. The performance account is vested over four (4) years and is paid to the executive upon termination of employment.
(4) Awards granted under the Company's 1993 Stock Award Program and distributed to participants in 1996.
(5) Restricted Stock Awards under the Company's 1994 and 1995 Stock Award Programs will only be issued if the Company and its subsidiaries achieve established goals of pre-tax net income growth for the three (3) year periods ending December 31, 1996 and December 31, 1997, respectively. Certain assumptions have been made in estimating the amount of compensation associated with the Restricted Stock Awards. These assumptions include: a 4% compound annual growth rate in salaries for the individuals in the Programs, that all financial targets are met, and that the Committee approves a 100% payout of the awards to each participant. The Awards will be paid in stock of the Company, not in cash. See the LTIP table and associated footnotes.
(6) Employer contributions to 401(k) Plans.
(7) Includes $19,893 reimbursement for moving expenses, $7,681 contribution to 401(k) Plan and $4,655 in miscellaneous perquisites.

OPTION GRANTS IN LAST FISCAL YEAR
                                                                                Potential Realizable Value At Assumed
                                                                                Annual Rates of Stock Price Appreciation
                      Individual Grants                                         For Option Term ($)

                                   % of Total
                                   Options
                     Options       Granted to      Exercise
                     Granted       Employees In    Price       Expiration
Name                 (#)(1)        Fiscal Year     ($/Share)   Date             5%($)(2)         10%($)(2)
Alton                3,486         52.5%           $31.625     May 31, 2005     $ 69,284         $ 175,607
Borchert             1,754         26.4%           $31.625     May 31, 2005     $ 34,861         $  88,358
Christensen          1,405         21.1%           $31.625     May 31, 2005     $ 27,924         $  70,777

(1) The options were granted at the fair market value of the shares on May 31, 1995. The options may be exercised for one-third (1/3) of the shares on or after May 31, 1996, one-third (1/3) of the shares on or after May 31, 1997 and one-third (1/3) of the shares on or after May 31, 1998. All options expire on May 31, 2005 and in the event the optionee is no longer employed by the Company. All options vest upon the occurrence of an Event (as described in the 1993 Stock Award Plan). Shares acquired by the optionees are subject to rights of repurchase by the Company in the event the optionee terminates employment with the Company or wishes to transfer the shares.
(2) The exercise price was compounded at 5% and 10% over the ten (10) year term of the options. The resulting stock price was reduced by the exercise price to determine the potential realizable gain at the assumed rates of appreciation.

FISCAL YEAR-END OPTION VALUES
                       Number of Securities             Value of Unexercised
                      Underlying Unexercised            In-The-Money Options
                        Options at FY-End                     At FY-End
Name                            #                               $ (1)

                    Exercisable   Unexercisable     Exercisable   Unexercisable
Alton                  3,165          6,614            $1,067          $534
Borchert               1,639          3,362            $  556          $278
Christensen            1,281          2,667            $  433          $217

(1) Value of unexercised options equals fair market value of shares underlying in-the-money options at December 31, 1995 ($31.25), less the exercise price times the number of in-the-money options outstanding.

LONG TERM INCENTIVE PLANS
AWARDS IN LAST FISCAL YEAR

In 1993, the shareholders approved the Company's 1993 Stock Award Plan. Stock Award Programs (the "Programs") were implemented in 1993, 1994 and 1995 pursuant to the terms of the Stock Award Plan. Each Program established a pool of shares that may be issued to the executives of the Company contingent upon achievement of performance objectives over a three year period. The objectives are based on compound annual increases in the earnings of the Company and its subsidiaries. The restricted shares established in the 1993 Stock Award Program were distributed to the participants in February, 1996.

                                                 Estimated Future Payouts
                                           Under Non-Stock Price-Based Plans(1)

             Number of      Performance
             Shares, Units  or Other Period
             or Other       Until Maturation
Name         Rights(#)(1)   or Payout       Threshold(2)   Target(3) Maximum(4)
Alton        1,304          1 year              1,304        1,304       1,956
             1,377          2 years             1,377        1,377       2,066
Borchert       666          1 year                666          666         999
               693          2 years               693          693       1,040
Christensen    524          1 year                524          524         786
               555          2 years               555          555         833

(1) Under the terms of the Programs, shares will only be issued if the Company and its subsidiaries achieve established goals of compound annual growth in pre-tax net income for the three year periods ending December 31, 1996 and 1997, respectively. It is not possible to predict future salaries, stock prices or the financial results of the Company and its subsidiaries, therefore, certain assumptions have been made to estimate the outcome of the Programs. These assumptions include: a 4% compound annual growth rate in salaries for the individuals in the Programs, all financial objectives being achieved, the Committee approving a payout for each participant and a potential market value of the Company's stock of $30.00 per share in both 1997 and 1998. The Company is making no representations as to market appreciation potential for the Company's stock in these calculations.
(2) No restricted shares will be issued unless the Company and its subsidiaries achieve the performance objectives. The number of shares in the "Threshold" column assumes the performance objectives have been achieved by the Company and its subsidiaries.
(3) The number of shares in the "Target" column are the same as the shares in the "Threshold" column because restricted shares will only be issued if the performance objectives are achieved.
(4) The Programs allow the Committee the authority to reward outstanding individual performance by issuing restricted shares to an individual in an amount not to exceed 150% of the number of shares the individual would have received under the targeted level. The shares in the "Maximum" column assume the Committee will issue 150% of the target number of shares to all participants.

COMPENSATION OF DIRECTORS

Directors received $350 for each Board and committee meeting they attended. In 1995, the Directors were paid an annual retainer of $10,000. These fees are waived if the individual is a paid employee of the Company.

401(k) PLANS

Hickory Tech Corporation and several of its subsidiaries (the "Companies") have established Retirement Savings Plans ("401(k) Plans"). Robert D. Alton, Jr. and Bruce H. Malmgren are trustees for the Computoservice, Inc. 401(k) Plan trust funds. Mr. Alton and Thomas R. Borchert are trustees for the other 401(k) Plan trust funds.

Participation in the 401(k) Plans is open to each employee of the Companies who has completed ninety (90) days of continuous employment. Participation in the 401(k) Plans is optional. Employees may participate beginning with any biweekly payroll after completion of eligibility requirements. As of December 31, 1995, there were 305 employees eligible to participate in the 401(k) Plans. All but 49 eligible employees participated in the 401(k) Plans in 1995.

A participant may elect to defer, on a pre-tax basis, up to 15% of annual base compensation limited to $9,240 in 1995. The Companies will make an employer-matching contribution of up to 96% of the first six percent (6%) of the participant's pre-tax contribution.

In 1995, the Companies contributed $507,153 to the accounts of all eligible employees.

CHANGE OF CONTROL

The Company and its subsidiaries have change of control agreements with the following named executive officers: Robert D. Alton, Jr., Thomas R. Borchert, David A. Christensen, Jon L. Anderson and David H. Rowley. These agreements provide that in the event there is a change in control of the Company, the officers shall receive pay for the following number of years, unless they are released for cause, are disabled or die: 2.99 years for Robert D. Alton, Jr., and two (2) years for Thomas R. Borchert, David A. Christensen, Jon L. Anderson and David H. Rowley. If the officers are released within three (3) years after change in control, for a reason other than cause, death or disability, they shall be paid their salary for the designated time periods. In the event of a change in control of the Company and the simultaneous release of the officers, the maximum amount of salary that would be paid to Messrs. Alton, Borchert, Christensen, Anderson and Rowley under their current agreements would be approximately $1,014,000, $467,200, $363,600, $312,500 and $327,000,
respectively.

SEVERANCE PAY

The Company has an agreement with Robert D. Alton, Jr. that if he is discharged by the Company, he will receive severance pay equal to twelve (12) times his then current monthly base salary. The current maximum amount payable under this agreement would be $202,900. No payments will be made to Mr. Alton if he is discharged for fraud, misappropriation of funds, embezzlement, or the commission of a work related felony.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

During the fiscal year 1995, the Board of Directors held fourteen (14) meetings. The Company has an Audit Committee consisting of Messrs. Else, Holdrege and Kearney. The Audit Committee reviews internal controls of the Company and its financial reporting, and meets with certified public accountants on these matters; one meeting was held in 1995. The Company also has a Compensation Committee consisting of Messrs. Bosacker, Jacobson and Taylor. The Compensation Committee makes recommendations to the Board regarding compensation for top management of the Company; eleven (11) meetings were held in 1995. The Company also has a Corporate Development Committee consisting of Messrs. Else, Kearney and Kirklin. The Corporate Development Committee investigates potential expansion and new markets for the Company; six (6) meetings were held in 1995. Incumbent director nominees, Messrs. Alton, Else and Kearney attended 100%, 95% and 100% of their meetings held in 1995, respectively. Attendance at meetings of the Board of Directors and all committees as a whole averaged 95% in 1995.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation program for executives is the responsibility of the Compensation Committee of the Board of Directors. In 1995, this Committee was composed of three outside directors: Messrs. Bosacker, Jacobson and Taylor. Mr. Bosacker is Chairperson of this Committee.

The Board of Directors has established the following ongoing principles and objectives for the Company's executive compensation program:
1. Provide compensation opportunities that will attract, motivate and retain highly qualified managers and executives.
2. Link executives' total compensation to the Company's financial performance and individual job performance.
3. Provide a balance between incentives focused on achievement of annual objectives and longer term incentives linked to increases in earnings and shareholder value.

There are three elements to the compensation plan: annual base salary, cash bonuses (the "Executive Incentive Plan") and longer term incentives (the "Stock Award Plan").

Annual base salaries are somewhat influenced by the pay practices of comparable companies so that the Company remains reasonably competitive with what others are doing.

The Executive Incentive Plan has both an annual and a long-term component. The Executive Incentive Plan rewards an executive with a cash bonus for attainment of annually established financial objectives based on a combination of revenue, pre-tax earnings and/or return on equity. The individual executive's performance is also factored into awards made under the Executive Incentive Plan. In addition to the payment of a cash bonus, an account is established for each executive equal to 50% of the cash bonus. The account is increased annually based on interest equal to the rate on a ten year Treasury Bond. There is a four year vesting schedule associated with this element of the Executive Incentive Plan.

The Stock Award Plan allows the Company to issue restricted shares, incentive stock options and non-qualified stock options to officers of the Company. The 1995 Stock Award Program adopted pursuant to the Stock Award Plan issued incentive stock options to three officers of the Company. The incentive stock options vest over a three year period and must be exercised within ten years of their issuance. The stock options reward the executives in the event they increase the fair market value of the shares of the Company. The 1995 Stock Award Program also established a pool of restricted shares that may be issued to the executives of the Company contingent upon the achievement of performance objectives over a three year period. The objectives are based on increases in the earnings of the Company and its subsidiaries.

The Committee applied the above-described principles and objectives in determining the compensation for the Chief Executive of the Company, Mr. Alton. In setting the 1995 salary, the Committee reviewed Mr. Alton's total compensation program to make sure it was closely related to the performance of the Company in 1994. In establishing the salary for 1995, the Committee specifically considered the satisfactory results of the Company in 1994, as compared to targeted goals in the areas of annual revenue, pre-tax profitability, return on equity and rate of growth. The Committee also reviewed the compensation of the CEO to determine that the compensation was competitive for similar positions in comparable companies and was equitable for the Company and its shareholders.

COMPENSATION COMMITTEE
Lyle T. Bosacker
Lyle G. Jacobson
Brett M. Taylor, Jr.

FIVE YEAR SHAREHOLDER RETURN PERFORMANCE PRESENTATION

The line graph presentation compares cumulative five-year shareholder returns on an indexed basis. The graph shows the value at each year of $100 invested in the Company's stock or the index at December 31, 1990, and assumes the re-investment of all dividends. The Board of Directors has approved a peer group of four (4) independent telecommunications companies which have been used for purposes of this performance comparison. These companies were selected because they have a similar proportion of core business in regulated telephone operations, a similar pattern of internal diversification and moderate external acquisition activity. The companies selected to be in the peer group are identified below. The following graph compares the cumulative five year performance of the Company's common stock to the S&P Composite and to an index of peer companies.

(Following are the tables in the proxy which describe the points of the graph.)

ANNUAL RETURNS(BASED ON DIVIDENDS REINVESTED MONTHLY)
                                 Return    Return    Return    Return    Return
                                  1991      1992      1993      1994      1995
Hickory Tech                       9.85      7.75      7.51     -1.17     1.45
S&P 500 Comp-Ltd                  30.47      7.62     10.08      1.32    37.58
Peer Group Index Average          -0.98     10.85     16.81     -3.74    51.43
Indexed Returns (12/31/90 = 100)
VALUE AT DECEMBER 31     1990      1991      1992      1993      1994     1995
Hickory Tech              100    109.85    118.36    127.25    125.76   127.59
S&P 500 Comp-Ltd          100    130.47    140.41    154.56    156.60   215.45
Peer Group Index Average  100     99.02    109.76    128.22    123.43   186.90

Companies in selected Peer Group are:
Cincinnati Bell, Inc.
Lincoln Telecommunications Company
Frontier Corp. f/k/a Rochester Telephone Company
Southern New England Telecommunications Corporation

PROPOSAL TO AMEND HICKORY TECH CORPORATION 1993 STOCK AWARD PLAN

AMENDMENT OF PLAN
On April 12, 1993, the shareholders approved the adoption of the Hickory Tech Corporation 1993 Stock Award Plan (the "Plan"). The Plan, as adopted by the shareholders, provided that only officers of the Company could participate in the Plan. On January 31, 1996, the Board of Directors of the Company approved an amendment to the Plan that would allow any employee of the Company or its subsidiaries to be a recipient of an award under the Plan. The shareholders are being asked to approve this amendment to the Plan.

PURPOSE
The purpose of the Plan is to recruit and retain key employees and to motivate them to produce a superior return to the Company's shareholders by offering the employees an opportunity to acquire a proprietary interest in the Company and, thereby, developing a stronger incentive to put forth maximum effort for the continued success and growth of the Company.

ADMINISTRATION
The Plan is administered by a committee (the "Committee") of three or more directors who are "disinterested persons" as that term is defined in Regulation 16b-3(d) promulgated under the Securities and Exchange Act of 1934, as amended. The Committee has the authority, subject to the terms of the Plan, to adopt and revise rules relating to the Plan and to determine the timing, the identity of recipients, the amount, and other terms and conditions, of awards.

AWARDS IN 1995
In 1995, the Committee awarded stock options to Mr. Alton, Mr. Borchert and Mr. Christensen. See "Option Grants in Last Fiscal Year" for additional information regarding these options.
In 1995, the Committee also awarded shares that may be issued to executives of the Company, contingent upon achievement of performance objectives over a three-year period. See "Long Term Incentive Plan Awards in Last Fiscal Year" for additional information regarding such shares.

ELIGIBILITY AND NUMBER OF SHARES
The officers of the Company who are not, on the date of grant, members of the Committee are eligible to participate in the current Plan. There are presently seven (7) employees who may receive awards under the Plan. If the amendment of the Plan is approved by the shareholders, any employee of the Company or its subsidiaries who is not a member of the Committee on the date of grant, would be eligible to participate in the Plan. Today, the Company and its subsidiaries have approximately 440 employees. It is anticipated that the Committee will be selective in making its awards and will base the awards on the success of the Company and the efforts of the individual employee.
The total number of shares of the Company's common stock available for issuance under the Plan is 250,000, of which 26,999 have been used or reserved and 223,001 are available for issuance. Subject to this overall limitation, there is no limit on the number of shares in respect to which awards may be granted by the Committee to any employee. The market value of all the shares that may be issued under the Plan as of January 31, 1996, was approximately $6,606,405, ($29.625/share).
The Plan provides that all awards are subject to agreements containing the terms and conditions of the awards. Such agreements will be entered into by the recipients of the awards and the Company at the time the awards are granted and are subject to amendment, including unilateral amendments by the Company (upon authorization of the Committee), unless such amendments are determined by the Committee to be materially adverse to the recipient and are not required as a matter of law. Any shares of the Company's common stock, subject to awards under the Plan which are not used because of the terms and conditions of the awards, may be reallocated under the Plan as though they had not previously been awarded.

TYPES OF AWARDS
The types of awards that may be granted under the Plan include restricted stock and incentive and non-qualified stock options. Subject to certain restrictions contained in the Plan with respect to incentive stock options, such awards will be exercisable by the recipients at such times as are determined by the Committee. No award will be assignable or transferable by a recipient except that the Committee, in its discretion, may permit transfers of awards in the event of death.
In addition to the general characteristics of all of the awards described in this proxy statement, the basic characteristics of each type of award that may be granted under the Plan are as follows:
RESTRICTED STOCK. The Committee may grant restricted stock awards that result in shares of common stock being issued to a participant subject to such restrictions, including provisions requiring forfeiture and imposing restrictions upon stock transfer, as the Committee may determine. The agreement evidencing any grant of restricted stock will describe the terms and conditions by which the restrictions upon awarded restricted stock shall lapse. Unless forfeited, the recipient of restricted common stock will have all other rights of a shareholder including, without limitation, voting and dividend rights. INCENTIVE AND NON-QUALIFIED STOCK OPTIONS. Both incentive stock options and non-qualified stock options may be granted to recipients at such exercise prices as the Committee may determine, but not less than 100% of their fair market value (as defined in the Plan) as of the date the option is granted. Such options may be granted and exercised at such times as the Committee may determine, except that, unless applicable Federal tax laws are modified, (i) no incentive stock options may be granted more than 10 years after the effective date of the Plan, (ii) an incentive stock option shall not be exercisable more than 10 years after the date of grant, (iii) the aggregate fair market value of the shares of the Company's common stock, with respect to which incentive stock options held by an employee under the Plan or any other plan of the Company or subsidiary, may first become exercisable in any calendar year may not exceed $100,000 and (iv) incentive stock options granted to optionees owning more than 10% of the voting stock of the Company on the date of grant must be at an exercise price per share not less than 110% of their fair market value. The purchase price for stock purchased upon the exercise of the options may be payable in cash, in stock having a fair market value on the date the option is exercised equal to the option price of the stock being purchased, or in a combination of cash and stock, as determined by the Committee.

ACCELERATION OF AWARDS AND LAPSE OF RESTRICTIONS; COMPANY REPURCHASE RIGHTS
The Plan provides for the lapse of restrictions on restricted stock and accelerated exercisability of options in the event of a change in control (as defined in the Plan) of the Company. In addition, the Committee may provide for lapse of such restrictions in the event of a fundamental change (as defined in the Plan) in the corporate structure of the Company, the death or retirement of the recipient or such other events as the Committee may determine. The Committee may provide that certain awards may be exercised in certain events after the termination of employment or death of a recipient.
The Plan provides that the Company shall have the option to repurchase any shares awarded under the Plan upon the occurrence of certain events, including the termination of the recipient's employment with the Company. In general, the purchase price of any shares repurchased by the Company shall be the fair market value of such shares on the date of the event giving rise to the Company's repurchase option.

ADJUSTMENTS, MODIFICATIONS AND TERMINATIONS
The Plan gives the Committee discretion to adjust the kind and number of shares available for awards or subject to outstanding awards and the option price of outstanding options in the event of mergers, recapitalizations, stock dividends, stock splits or other relevant changes. The Plan also gives the Board the right to terminate, suspend or modify the Plan, except that amendments to the Plan are subject to shareholder approval if needed to comply with Rule 16b-3 of the Securities Exchange Act of 1934 (or its successor provisions) or the incentive stock option provisions of Federal tax law. Under the Plan, the Committee may cancel outstanding options generally in exchange for cash payments to the recipients in the event of certain dissolutions, liquidations, mergers, statutory exchanges or other similar events involving the Company.

FEDERAL TAX CONSIDERATIONS
The Company has been advised by its counsel that awards made under the Plan will result in the following tax events for United States citizens under current United States Federal income tax laws:
RESTRICTED STOCK. Unless the recipient files an election to be taxed under
Section 83(b) of the Code, generally (a) the participant will not realize income upon the grant of restricted stock, (b) the recipient will realize ordinary income, and the Company will be entitled to a corresponding deduction when the restrictions have been removed or expire, and (c) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the recipient files an election to be taxed under Section 83(b) of the Code, the tax consequences to the recipient and the Company will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.When the recipient disposes of restricted stock, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss.
INCENTIVE STOCK OPTIONS. No taxable income to a recipient will be realized and the Company will not be entitled to any related deduction at the time any incentive stock option is granted under the Plan. If certain statutory employment and holding period conditions are satisfied before the recipient disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option and the Company will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by a recipient will be a capital gain or loss. The Company will not be entitled to a deduction, with respect to a disposition of the shares by a recipient, after the expiration of the statutory holding periods.
Except in the event of death, if shares acquired by a recipient upon the exercise of an incentive stock option are disposed of by such recipient before the expiration of the statutory holding periods, such recipient will be considered to have realized as compensation, taxed as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. The Company will be entitled to a deduction at the same time and in the same amount as the recipient is deemed to have realized ordinary income. Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If the recipient pays the option price with shares that were originally acquired pursuant to the exercise of an incentive stock option and the statutory holding periods for such shares have not been met, the recipient will be treated as having made a disqualifying disposition of such shares, and the tax consequences of such disqualifying disposition will be as described above.
The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as if it were a non-qualified stock option, the tax consequences of which are discussed below. NON-QUALIFIED STOCK OPTION. No taxable income to a recipient will be realized, and the Company will not be entitled to any related deduction, at the time any non-qualified stock option is granted under the Plan. Generally, at the time shares are transferred to the recipient pursuant to the exercise of a non-qualified stock option, the recipient will realize ordinary income and the Company will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the recipient will be taxed as capital gain or loss.

WITHHOLDING
The Plan permits the Company to require a recipient receiving common stock under the Plan to pay the Company, in cash, an amount sufficient to cover any required withholding taxes. In lieu of cash, the Committee may permit a recipient to cover withholding obligations through a reduction in the number of shares delivered to such recipient or a surrender to the Company of shares previously received by the recipient. The use of stock to satisfy withholding obligations is subject to certain restrictions if the recipient is an officer of the Company or a holder of at least 10% of the Company's stock under applicable securities laws.

EFFECTIVE DATE OF AMENDMENT
The amendment to the Plan will not become effective unless the amendment is approved by the shareholders.

VOTING REQUIREMENTS
The affirmative vote of holders of a majority of the outstanding shares of Common Stock of the Company, entitled to vote and present in person or by proxy at the Annual Meeting, is required for the approval of this amendment to the Plan. In the event this amendment to the Plan is not approved, then the Plan as it currently exists will continue.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR APPROVAL
OF THE AMENDMENT TO THE STOCK AWARD PLAN

SELECTION OF AUDITORS

Subject to the approval of the shareholders, the Board of Directors has re-employed Olsen Thielen & Co., Ltd., 223 Little Canada Road, St. Paul, Minnesota 55117, as the Company's auditors for 1996. The auditors report directly to the Board of Directors. No representative of Olsen Thielen & Co., Ltd. is expected to be present at the Annual Meeting on April 8, 1996.

METHOD OF EXPENSES OF SOLICITATION

The entire cost of this solicitation will be paid by the Company. In addition to solicitation by mail, officers or regular employees of the Company may solicit proxies by personal interview, mail, telephone and telegraph and may request brokers and other custodians, nominees and fiduciaries to forward soliciting material to their beneficial owners at the expense of the Company.

PROPOSALS OF SHAREHOLDERS

Proposals submitted by shareholders must be received by the Company not later than December 15, 1996, for inclusion in the proxy materials for the next Annual Meeting proposed to be held in April, 1997.

AVAILABILITY OF FORM 10-K

Shareholders of record on March 1, 1996, may obtain a copy of the Company's Form 10-K for the 1995 fiscal year, free of charge, by a written request to the Company's executive offices directed to:
David A. Christensen, Secretary
Hickory Tech Corporation
221 East Hickory Street, P.O. Box 3248
Mankato, Minnesota 56002-3248

OTHER MATTERS

The Management does not know of other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters.

IN THE INTEREST OF ECONOMY, YOU ARE REQUESTED TO VOTE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. ALL SHAREHOLDERS SHOULD SIGN THE PROXY. (NO POSTAGE IS REQUIRED ON THE ENCLOSED ENVELOPE.)
BY THE ORDER OF
THE BOARD OF DIRECTORS
HICKORY TECH CORPORATION

/S/Robert D. Alton, Jr.
Robert D. Alton, Jr.
Chairman

PROXY/VOTING INSTRUCTION CARD

HICKORY TECH CORPORATION
221 East Hickory Street
P.O. Box 3248
Mankato, MN 56002

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF SHAREHOLDERS ON APRIL 8, 1996.

Messrs. Robert D. Alton, Jr. and Starr J. Kirklin are hereby appointed Proxies to represent and to vote on the reverse side hereof, all shares of common stock of Hickory Tech Corporation, a Minnesota corporation, held by the undersigned at the Annual Meeting of Shareholders on April 8, 1996, and at any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Items 1, 2 and 3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

The Board of Directors recommends a vote FOR:
Item 1. Election of Directors.
FOR all nominees listed below
AGAINST all nominees listed below
The nominees are: Robert D. Alton, Jr., Robert K. Else and R. Wynn Kearney, Jr. (Instructions: To withhold authority to vote for any individual nominee, write such name in the space provided below.)

The Board of Directors recommends a vote FOR the following proposals:

Item 2.  Approve the Amendment of the 1993 Stock Award Plan.
FOR
AGAINST
ABSTAIN

Item 3. Approve the Appointment of Olsen Thielen & Co., Ltd. as Independent Auditors of the Company for 1996.
FOR
AGAINST
ABSTAIN

THIS PROXY MUST BE SIGNED AND RETURNED IN ORDER FOR SHARES TO BE VOTED

Dated ____________, 1996

Signature of Shareholder

Signature of Shareholder

All persons named on the stock certificate should sign exactly as their names appear thereon. The label shows the names according to the Company records.

PLEASE SIGN AND RETURN PROMPTLY. THANK YOU.